EXHIBIT 99.3



               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                           FORM 11-K
                         ANNUAL REPORT
                Pursuant to Section 15(d) of the
                Securities Exchange Act of 1934





         [X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF
              THE SECURITIES EXCHANGE ACT OF 1934

          For the fiscal year ended December 31, 1995

                               OR

        [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d)
             OF THE SECURITIES EXCHANGE ACT OF 1934

    For the transition period from __________ to __________




                 Commission File Number 1-1430




          A.  Full title of the plan:

                     EMPLOYEES SAVINGS PLAN


          B.  Name of issuer of the securities held
              pursuant to the plan and the address of
              its principal executive office:

                    REYNOLDS METALS COMPANY
                     6601 West Broad Street
                        P. O. Box 27003
                 Richmond, Virginia 23261-7003

                      REQUIRED INFORMATION

               FINANCIAL STATEMENTS AND EXHIBITS



FINANCIAL STATEMENTS

                                                         Page No.

 Report of Independent Auditors...........................   F-1
 Statement of Net Assets Available for
   Plan Benefits, with Fund Information...................   F-2
 Statement of Changes in Net Assets Available
   for Plan Benefits, with Fund Information...............   F-3
 Notes to Financial Statements............................   F-4

 Schedules:

 Assets Held for Investment Purposes......................   S-1
 Reportable Transactions..................................   S-2


EXHIBITS

 Exhibit A   Consent of Independent Auditors

                           SIGNATURES


          The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, Reynolds Metals Company, which administers the Plan, has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                              EMPLOYEES SAVINGS PLAN


                              By: Richard G. Holder
                                  Richard G. Holder
                                  Chairman and Chief Executive Officer
                                  Reynolds Metals Company

DATE:  June 26, 1996

      Report of Ernst & Young LLP, Independent Auditors

Board of Directors
Reynolds Metals Company

We have audited the accompanying statements of net assets available for plan benefits of the Employees Savings Plan as of December 31, 1995 and 1994, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 1995. These financial statements are the responsibility of management of Reynolds Metals Company (the Plan's Sponsor). Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan at December 31, 1995 and 1994, and the changes in its net assets available for plan benefits for the year ended December 31, 1995, in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedules of assets held for investment purposes as of December 31, 1995 and reportable transactions for the year ended December 31, 1995, are presented for purposes of complying with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, and are not a required part of the basic financial statements. The Fund Information in the statement of net assets available for plan benefits and the statement of changes in net assets available for plan benefits is presented for purposes of additional analysis rather than to present the net assets available for plan benefits and changes in net assets available for plan benefits of each fund. The supplemental schedules and Fund Information have been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.



Richmond, Virginia
June 21, 1996

                                                        Employees Savings Plan

                           Statement of Net Assets Available for Plan Benefits, with Fund Information

                                                        (Dollars in Thousands)

                                     December 31, 1995                                        December 31, 1994
                      -------------------------------------------------------  ----------------------------------------------------
                                   Fund Information                                         Fund Information
                      ---------------------------------------------            --------------------------------------------
                        Reynolds Diversified  Balanced Interest                Reynolds Diversified  Balanced Interest
                         Stock    Equities  Investment Income  Loan             Stock   Equities   Investment  Income  Loan
                         Fund       Fund       Fund     Fund   Fund  Total      Fund      Fund       Income     Fund   Fund  Total
                      -------------------------------------------------------  ----------------------------------------------------
Assets


Investments:

  Common stock of
   Reynolds Metals
   Company 1,626
   and 629 shares
   (Cost $90 and $33)    $94                                         $   94     $31                                          $   31
  Master trust:

   Diversified Equities
    (cost $224
    and $52)               -        $256                                256       -       $52                                    52
   Balanced (cost
    $121 and $27)          -           -       $125                     125       -         -         $26                        26
   Interest Income         -           -          -     $3,544        3,544       -         -           -      $1,424         1,424
  Loans to participants    -           -          -          -  $71      71       -         -           -              $53       53
                      -------------------------------------------------------  ----------------------------------------------------
Total investments         94         256        125      3,544   71   4,090      31        52          26       1,424   53    1,586

Contributions receivable   3           3          3         22    -      31       -         -           -           2    -        2
                      -------------------------------------------------------  ----------------------------------------------------
Total assets              97         259        128      3,566   71   4,121      31        52          26       1,426   53    1,588

Interfund receivable
  (payable)              (11)          2         (2)        11    -       -       -         2           -          (2)   -        -
                      -------------------------------------------------------  ----------------------------------------------------
Net assets available
  for plan benefits      $86        $261       $126     $3,577  $71  $4,121     $31       $54         $26      $1,424  $53   $1,588
                      =======================================================  ====================================================


See accompanying notes.
/TABLE

                                                        Employees Savings Plan

                                 Statement of Changes in Net Assets Available for Plan Benefits, with
                                                           Fund Information
                                                        (Dollars in Thousands)
                                                     Year ended December 31, 1995
                                 ----------------------------------------------------------------------
                                                     Fund Information
                                 ---------------------------------------------------------
                                   Reynolds   Diversified    Balance     Interest
                                    Stock      Equities    Investment     Income     Loan
                                     Fund        Fund         Fund         Fund      Fund      Total
                                 -------------------------------------------------------------------
Additions to net assets:
 Investment income:
   Net realized and unrealized
     appreciation of investments     $ 9         $ 33         $ 10                            $   52
  Interest and dividends               1            4            3        $  111     $ 3         122
                                 -------------------------------------------------------------------
                                      10           37           13           111       3         174
                                 -------------------------------------------------------------------
Contributions:
 Employer                             10           25           15           151       -         201
 Employee                             39           77           43           429       -         588
                                 -------------------------------------------------------------------
                                      49          102           58           580       -         789
                                 -------------------------------------------------------------------

Assets transferred                     -            -            -         1,676       -       1,676
                                 -------------------------------------------------------------------
Total Additions                       59          139           71         2,367       3       2,639
                                 -------------------------------------------------------------------

Deductions from net assets:
 Withdrawals by participants           4            1            2            94       3         104
 Administrative expenses               -            -            -             2       -           2
                                 -------------------------------------------------------------------
Total Deductions                       4            1            2            96       3         106
                                 -------------------------------------------------------------------

Interfund transfers                    -           69           31          (118)     18           0

Net increase                          55          207          100         2,153      18       2,533

Net assets available for plan
 benefits:
  Beginning of year                   31           54           26         1,424      53       1,588
                                 -------------------------------------------------------------------
  End of year                        $86         $261         $126        $3,577     $71      $4,121
                                 ===================================================================

See accompanying notes.

                     Employees Savings Plan

                 Notes to Financial Statements

                       December 31, 1995

                     (Dollars in Thousands)


1.  Significant Accounting Policies

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

The accounting records of the Employees Savings Plan
("Plan") are maintained on the accrual basis. All securities transactions are recorded as of the trade date.

Investments in Reynolds Metals Company Stock (stated at fair value) are valued at the last reported sales price on the last business day of the year. Investments in mutual funds are measured by quoted market prices and are reported at aggregate fair value at year-end. Investment contracts with insurance companies are reported at "contract value", which equals cost plus accrued income. Structured investment contracts are reported at fair value, which in the case of structured investment contracts equals contract value.

Certain amounts in the 1994 financial statements have been reclassified to conform to the 1995 presentation.

2.  Summary of Significant Plan Provisions

Reynolds Metals Company ("the Company") established the Plan effective January 1, 1990, covering all eligible employees of the Company and designated subsidiaries (each an "Employer") who elect to contribute. The Plan is a defined contribution plan under the Employee Retirement Income Security Act of 1974 ("ERISA") and qualifies as a "cash or deferred" arrangement under Section 401(k) of the Internal Revenue Code. A complete description of the Plan is contained in the Summary Plan Description and in the Plan document, copies of which are available from the Company.

A participant may elect to make voluntary payroll contributions to the Plan in specified amounts ranging from 2% to 12% of compensation in 1% increments. Prior to July 1, 1994, participant contributions could only be made on a before tax basis. Effective July 1, 1994, participants may elect to make contributions on a before or after tax basis. Plan participation is voluntary and is available to eligible employees upon the later of (a) the date on which they complete their probationary period for purposes of the Plan, or (b) the date at which their Employer adopts the Plan.

                     Employees Savings Plan

2.  Summary of Significant Plan Provisions (continued)

Highly compensated participants may be required to reduce the amount of "pretax" contributions in order to permit the Plan to satisfy the nondiscrimination requirements of
Section 401(k) of the Internal Revenue Code.

At certain locations, the Employer matches 50% of the participant's contribution, up to 6% of compensation, as defined in the Plan document.

Effective July 1, 1994, participants may choose from four investment funds, including a Company Stock fund. Prior to July 1, 1994, the only investment option was the Interest
Income Fund.

As of December 31, 1995, if participants are eligible to receive a profit sharing award, gainsharing payment or other designated type of lump sum payment, they may elect to contribute between 10% and 50% of the award and/or payment (in 10% increments) to the Plan. Such contributions are not eligible for Employer match.

The Employer's matching contributions are 100% vested upon death, retirement, disability or completion of 3 years of service. Employer contributions are forfeited if a participant terminates employment prior to the full vesting period. Amounts forfeited are used to reduce Employer contributions. Employee contributions are fully vested immediately.

Withdrawals and distributions are handled in accordance with the Plan provisions and are subject to certain regulatory restrictions. The trustee holds all of the Plan's investment assets and executes transactions therein.

Although it has not expressed an intent to do so, the Company has the right under the Plan document to discontinue contributions and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, all Employer contributions would become fully vested.

The Company is responsible for all administrative duties related to the Plan and bears the related costs, except for investment-related and trustee fees which are paid by the Plan.

                     Employees Savings Plan

3.  Commingled Master Trust Investments

All of the assets held in the Interest Income Fund, Diversified Equities Fund and Balanced Investment Fund as of December 31, 1995 and 1994 were held in a Master Trust established under a Master Trust Agreement dated as of December 29, 1989 between Reynolds Metals Company and The Chase Manhattan Bank, N.A., as trustee, and are commingled with the assets of three other savings plans of the Company and certain of its subsidiaries.

Substantially all the assets held in the Balanced Investment Fund and the Diversified Equities Fund were invested in the Vanguard STAR Fund and the Vanguard Institutional Index Fund, respectively, no-load mutual funds held and managed by the Vanguard Group of Investment Companies. The portion of the commingled Diversified Equities Fund and commingled Balanced Investment Fund allocable to the Plan were 3.4% and 2.2%, respectively, at December 31, 1995 and 2.2% and 0.9%, respectively, at December 31, 1994.

The assets of the Interest Income Fund generally are invested in guaranteed investment contracts ("GICs") at a fixed rate of return and structured investment contracts ("SICs") with various insurance companies and banks. These contracts generally provide for the full repayment of principal and interest. SIC's represent high grade investments held in the name of the Master Trust in conjunction with a corresponding contract with the issuer of the SIC to provide a fixed or variable rate of return (based on investment experience and reset quarterly) on the cost of the investment. Upon the occurrence of certain events (none of which are currently known to have occurred, nor are any such events contemplated), however, market value of the GIC or SIC, if lower than book value, may be repaid. The annual rate of return on these contracts during 1995 and 1994 was approximately 7%. The rate of return on these contracts at December 31, 1995 was 6.4% (7% at December 31, 1994).
Interest is credited to participants' accounts on the dollar-weighted average (blended rate) basis. The fair value of the Plan's GICs approximates contract value.

On December 31, 1995, certain assets of another savings plan of the Company were transferred into the Plan. There was no effect on any participant's accounts as a result of the transfer.

                     Employees Savings Plan

3.  Commingled Master Trust Investments (continued)

The portion of the commingled Interest Income Fund allocable to the Plan is 2.9% and 1.3% at December 31, 1995 and 1994, respectively.

Summarized financial fund information of the commingled accounts within the Master Trust is presented below:

                                                      December 31, 1995                        December 31, 1994
                                              ------------------------------------    ------------------------------------
                                               Diversified   Balanced   Interest        Diversified   Balanced    Interest
                                                Equities    Investment   Income          Equities    Investment    Income
                                                  Fund         Fund       Fund             Fund         Fund        Fund
                                              ------------------------------------    ------------------------------------

MASTER TRUST NET ASSETS
Assets
  Cash and cash equivalents                                             $ 23,907                                  $  8,654
  Contributions receivable                       $  510       $  112         448         $    9        $    8          286
  Investments:
    Investment contracts                              -            -     101,160              -             -       98,062
    Mutual funds                                  7,572        5,547           -          2,375         2,893            -
                                              ------------------------------------    ------------------------------------
Total assets                                      8,082        5,659     125,515          2,384         2,901      107,002
                                              ------------------------------------    ------------------------------------

Liabilities
  Accounts payable                                    -            -         480              -            36           55
                                              ------------------------------------    ------------------------------------
Master Trust net assets                          $8,082       $5,659    $125,035         $2,384        $2,865     $106,947
                                              ====================================    ====================================

CHANGES IN MASTER TRUST NET ASSETS
  Additions:
   Contributions from plans                      $1,022       $  783    $ 21,800
   Net realized and unrealized appreciation
    of investments                                1,156          765           -
   Interest and dividends                           126          182       7,868
   Assets transferred into Master Trust             162            -         890
                                              ----------------------------------
                                                  2,466        1,730      30,558
                                              ----------------------------------
  Deductions:
   Distributions to plans                           114          143       6,865
   Administrative expenses                            2            3         138
                                                    116          146       7,003
   Interfund transfers-net                        3,348        1,210      (5,467)
                                              -----------------------------------
Net additions                                     5,698        2,794      18,088
                                              ----------------------------------

Master Trust net assets
  at beginning of period                          2,384        2,865     106,947
                                              ----------------------------------
Master Trust net assets
  at end of period                               $8,082       $5,659    $125,035
                                              ==================================

                     Employees Savings Plan

4.  Differences Between Financial Statements and Form 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

                                                             December 31,
                                                           1995        1994
                                                        ----------------------
   Net assets available for benefits per
    the financial statements                              $4,121      $1,588

   Amounts allocated to withdrawn participants                41          27
                                                        ----------------------

   Net assets available for benefits per
    the Form 5500                                         $4,080      $1,561
                                                        ======================

The following is a reconciliation of benefits paid to participants per the financial statements to the Form 5500:

                                                           Year Ended
                                                          December 31,
                                                              1995
                                                         --------------
   Benefits paid to participants per the
    financial statements                                      $104
   Add:  Amounts allocated on Form 5500 to
    withdrawn participants in the current year                  41
   Less:  Amounts allocated on Form 5500 to
    withdrawn participants in the prior year                   (27)
                                                         --------------
   Benefits paid to participants per the Form 5500            $118
                                                         ==============

5.  Income Taxes

The Internal Revenue Service has determined that the Plan qualifies under Section 401(a) of the Internal Revenue Code (the "Code"). As long as the Plan continues to be qualified, under present Federal income tax laws and regulations participants will not be taxed on employer contributions or investment earnings allocated to their account.
Participants will normally be subject to tax thereon at such time as they receive distributions from the Plan. As long as the Plan continues to be qualified, the Plan will not be taxed on its dividend and interest income or on any capital gains realized by it or any unrealized appreciation of investments.

                          Schedules

                      Reynolds Metals Company
                      Employees Savings Plan

        Schedule of Assets Held for Investment Purposes

                         December 31, 1995

                       (Dollars in Thousands)

                                                                 Fair
         Issuer               Description             Cost       Value
- ---------------------------------------------------------------------------
Common Stock
 Reynolds Metals Company*     1,626 shares             $90       $94

Loans                         Generally
 Loans to participants*       repayable in 5            71        71
                              years, prime rate
                              plus 1%



*Indicates party-in-interest to the Plan.

                      Reynolds Metals Company
                      Employees Savings Plan

                 Schedule of Reportable Transactions

                    Year ended December 31, 1995


Category (i) - Individual Transactions in Excess of 5% of Plan Assets
- -------------------------------------------------------------------------------
                              Number of                               Net Gain
  Description of Assets        Shares    Transaction  Cost  Proceeds   (Loss)
- -------------------------------------------------------------------------------
Chase BK Domestic Liquidity   5,617.60   Purchase    $5,618
Chase BK Domestic Liquidity   2,122.23   Sale         2,122  $ 2,122  $    0
Chase BK Domestic Liquidity   4,282.37   Sale         4,282    4,282       0
Chase BK Domestic Liquidity   7,631.99   Purchase     7,632
Chase BK Domestic Liquidity   6,775.00   Sale         6,775    6,775       0
Chase BK Domestic Liquidity   1,870.46   Purchase     1,870
Chase BK Domestic Liquidity   2,440.26   Sale         2,440    2,440       0
Chase BK Domestic Liquidity   1,551.51   Purchase     1,552
Chase BK Domestic Liquidity   2,291.26   Sale         2,291    2,291       0
Chase BK Domestic Liquidity   5,001.00   Purchase     5,001
Chase BK Domestic Liquidity   4,663.60   Sale         4,664    4,664       0
Chase BK Domestic Liquidity   1,642.32   Purchase     1,642
Chase BK Domestic Liquidity   1,920.00   Purchase     1,920
Chase BK Domestic Liquidity   1,586.55   Sale         1,587    1,587       0
Chase BK Domestic Liquidity   3,514.56   Purchase     3,515
Chase BK Domestic Liquidity   3,490.20   Sale         3,490    3,490       0
Chase BK Domestic Liquidity   3,514.56   Purchase     3,515
Chase BK Domestic Liquidity   1,980.21   Sale         1,980    1,980       0
Chase BK Domestic Liquidity   1,983.67   Sale         1,984    1,984       0
Chase BK Domestic Liquidity   1,603.53   Purchase     1,604
Chase BK Domestic Liquidity   3,159.64   Purchase     3,160
Chase BK Domestic Liquidity  14,800.39   Purchase    14,800
Chase BK Domestic Liquidity  20,088.98   Sale        20,089   20,089       0
Chase BK Domestic Liquidity   1,970.61   Sale         1,971    1,971       0

RMC Common Stock                 86.00   Purchase     4,282
RMC Common Stock                 42.00   Sale         2,084    2,098      14
RMC Common Stock                 42.00   Purchase     2,098
RMC Common Stock                125.00   Purchase     6,775
RMC Common Stock                130.00   Sale         6,761    8,103   1,342

                      Reynolds Metals Company
                      Employees Savings Plan

            Schedule of Reportable Transactions (continued)

Category (i) - Individual Transactions in Excess of 5% of Plan Assets
(continued)
- ------------------------------------------------------------------------------
                              Number of                               Net Gain
  Description of Assets        Shares    Transaction  Cost  Proceeds   (Loss)
- ------------------------------------------------------------------------------
RMC Common Stock               123.00    Sale         6,132    7,714    1,582
RMC Common Stock               123.00    Purchase     7,714
RMC Common Stock                40.00    Purchase     2,440
RMC Common Stock                39.00    Purchase     2,291
RMC Common Stock                80.00    Purchase     4,664
RMC Common Stock                32.00    Purchase     1,587
RMC Common Stock                95.00    Purchase     4,963
RMC Common Stock                38.00    Purchase     1,989
RMC Common Stock                38.00    Purchase     1,984
RMC Common Stock                34.00    Purchase     1,971
RMC Common Stock               172.00    Sale         8,620    9,938    1,318
RMC Common Stock               172.00    Purchase     9,938
RMC Common Stock               375.00    Sale        20,723   20,881      158
RMC Common Stock               377.00    Purchase    20,940
RMC Common Stock                36.00    Purchase     1,971


Category (iii) - Series of Transactions in Excess of 5% of Plan Assets
- ------------------------------------------------------------------------------
                              Number of         Number of            Net Gain
  Description of Assets       Purchases   Cost    Sales    Proceeds   (Loss)
- ------------------------------------------------------------------------------
Chase Bk Domestic Liquidity       72    $ 79,709    48      $78,857       0
RMC Common Stock                  58     103,575    16       50,872   4,617



________

There were no category (ii) or (iv) reportable transactions during 1995.

                       INDEX TO EXHIBITS


Exhibit A   Consent of Independent Auditors

                                                        EXHIBIT A

                CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-53847) pertaining to the Employees Savings Plan of Reynolds Metals Company and in the related Prospectus of our report dated June 21, 1996, with respect to the financial statements and schedules of the Employees Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 1995.


                                        Ernst & Young LLP


Richmond, Virginia
June 21, 1996